Exhibit 10.23

Warner Music International Services Ltd 83 Baker Street London W1M 2LA Telefax: 020 7535 9001 Telephone: 020 7535 9000

Paul-Rene Albertini

28 Tennyson House

7 Culford Gardens

London

SW3 2SX

28 November 2002

Dear Paul-Rene,

I am writing to set out the revised terms and conditions of your employment with Warner Music International Services Limited (the “Company”) that have been agreed between us in respect of your appointment as President of Warner Music International with effect from 1st  October 2002. The terms of this letter will apply with effect from 1st  December 2002.

1.                                       Commencement and Term

1.1                                 Your period of continuous employment with the Company will be deemed to have commenced on 1 December 2000 (the “Commencement Date”).

1.2                                 Subject to the other terms regarding termination set out in this letter, your employment will continue for a fixed period from 1 December 2002 until 31 December 2005 (the “Term”).

1.3                                 The Company will, not later than 30 June 2005, notify you in writing as to whether or not it intends to renew the Term (the “Notification”). If the Company has not given you the Notification by close of business on 30 June 2005, you may (in the 3 month period after 30 June 2005) elect to have the Term extended until 31 December 2006 and in those circumstances the references in this letter to the “Term” shall be deemed to include this extended period.

2.                                       Job Title and Base

2.1                                 You will serve the Company as President of Warner Music International; that is, you will be the head of the international arm of the Warner Music Group recorded music business. You will be responsible to the Chairman of Warner Music Group Inc.

2.2                                 You will initially be based in the UK. During the Term, you may however be required to relocate to the US on reasonable notice, which shall not be less than 9 months. Reasonable relocation expenses will of course be paid by the Company.

2.3                                 You will be expected to travel worldwide in the performance of your duties.

3.                                       Hours

Normal working hours are between 9am and 6pm each day of the week from Monday to Friday (inclusive), with an additional hour for lunch. You will however be expected to work such additional hours (without additional pay) as the needs of the business dictate.

4.                                       Duties

During your employment you will:

4.1                                 carry out such duties for any Group company as may be reasonably directed by the Chairman of Warner Music Group from time to time consistent with your responsibility and shall be responsible for the supervision and management of all Warner Music International operating companies, divisions and departments;

4.2                                 comply with all reasonable requests, instructions and regulations relating to the Company or to any Group company made by the Chairman of Warner Music Group from time to time;

4.3                                 devote the whole of your time, attention and ability to your duties;

4.4                                 well and faithfully serve the Company to the best of your ability and use your best endeavours to promote the interests of the Company; and

4.5                                 not without the written consent of the Company directly or indirectly be engaged, concerned or interested in any other business whatsoever, provided that you shall not be prohibited from holding by way of investment any securities listed or dealt on the Stock Exchange and comprising not more than 1% of the securities of the class in question.

5.                                       Salary

5.1                                 Your basic annual salary for the calendar year 2003 shall be $1 million US increasing to $1.25 million US for the calendar year 2004 and to $1.5 million US for the calendar year 2005 (“Salary”). The Salary will be payable in twelve equal instalments monthly in arrears on or about the last day of each month, less statutory and voluntary deductions, by direct bank transfer. Your salary will be inclusive of any fees to which you may be entitled as a member of the Board or representative of the Company or any Group company.

6.                                       Bonus

6.1                                 You will, at the discretion of the Company be entitled to an annual bonus, provided always that during the Term, the minimum bonus payable to you for each calendar year of the Term shall be $1 million US. Bonus will be calculated based on your own and the Company’s performance, in accordance with the formula notified to you in each year.

6.2                                 The first bonus payable under this agreement will be in respect of the 2003 calendar year and bonus will be payable in each year at the end of February, following the year in which the bonus accrued. For the avoidance of doubt, it is agreed that in the event your employment is not renewed by the Company on or before the expiry of the Term, you will still be entitled to the annual bonus in the last year of your employment (that is, 1st  January 2005 to 31st  December 2005), and the minimum will still be $1 million US.

6.3                                 If you so elect, the Company will pay part of your bonus in each year (up to a maximum of $250,000 US) into such investment plan as is established by you and notified to the Company.

6.4                                 Save as set out in this letter, on the termination of your employment, any bonus payment due and owing will be paid but no further bonus payments will be made.

6.5                                 It is agreed that the gross amount of the combined Salary and bonus payable to you for the years 2003, 2004 and 2005 (exclusive of monies payable pursuant to 16.2) shall not total less than $10.25 million US. If the total sums paid are less than $10.25 million, the Company will, within 14 days after the end of February 2006, make a payment to you equivalent to the difference, less statutory deductions (e.g. if you have been paid a total of $10,100,000 US, you will be paid the sum of $150,000 less statutory deductions).

7.                                       Car Allowance

7.1                                 You will be paid a car allowance of £32,000 per annum. This will be paid monthly, less statutory deductions, together with your Salary.

8.                                       Housing Allowance

8.1                                 The Company shall pay to you a housing allowance of £36,500 per annum, which shall be paid monthly, less statutory deductions. The allowance shall be increased annually by the lesser of 5% or the amount of the latest published inflation figure as set out in the Retail Prices Index. Any increase will take effect from January 1st in each year.

9.                                       Share Options

In addition, the Company will use its best efforts to procure that as soon as reasonably practicable after 1 December 2002, AOL Time Warner Inc will grant to you options to purchase fifty thousand (50,000) shares of the common stock of AOL Time Warner Inc, such options shall be subject to the terms of the stock option agreement which shall be executed and delivered by you pursuant to the applicable stock option plan.

10.                                 Pension

10.1                           Subject always to the rules of the plan from time to time in force and to Inland Revenue limits, you will be entitled to be a member of the Time Warner UK Pension Plan. Details of the plan can be obtained from Human Resources.

11.                                 Insurance Benefits

11.1                           Subject to the rules of each plan from time to time in force and to your health not being such as to prevent the Company from obtaining cover on reasonable terms, you shall be entitled to:

11.1.1                  life assurance cover based on four times your annual salary; and

11.1.2                  private medical insurance for the benefit of you, your spouse and your unmarried dependant children under the age of 18 on such scale as is set by the Company from time to time.

12.                                 Expenses

12.1                           With the prior approval of the Company and within such limits as the Company may from time to time lay down, all expenses wholly, exclusively and necessarily incurred by you in carrying out your duties will, on production of appropriate receipts and/or vouchers, be reimbursed to you, subject always to you complaying with the Company’s proceudres in relation to expenses from time to time in force.

12.2                           The Company agrees to pay for your personal tax advice which will be provided by Ernst & Young during the Term:

13.                                 Holidays

13.1                           In addition to public and bank holidays (but inclusive of statutory entitlement under the Working Time Regulations (the “WTR”)) you are entitled to take 25 days holiday in each holiday year. All holiday dates must have the prior agreement of the Chairman of Warner Music Group.

13.2                           You will not be entitled to carry forward any holiday untaken at the end of a holiday year.

13.3                           The holiday year runs from 1 January to 31 December and is also the leave year for parental leave purposes. You will be deemed to take statutory entitlement under the WTR then your additional contractual entitlement.

13.4                           If in any holiday year you are not employed for the complete holiday year (for example, in your year of leaving the Company’s employment) your holiday entitlement will be calculated pro rata based on the completed months of service for the period of the holiday year during which you have been employed. On the termination of your employment, you will be paid in lieu of holidays accrued but untaken as at the date of termination. Alternatively, you will be required to repay to the Company pay for any holiday taken in excess of your entitlement.

14.                                 Sickness Absence

14.1                           If you are ill or unable to come to work for any reason, you should contact Human Resources or such person as the Company may nominate, as early as possible on the first day with an estimate of how long you will be away.

14.2                           Subject to the rules on Statutory Sick Pay (“SSP”), if you are absent by reason of sickness, injury of incapacity, you will continue to be paid your Salary for the first four months of absence in any year. Any further payments will be at the discretion of the Company.

14.3                           Any Company sick pay paid to you will be inclusive of any SSP payable.

14.4                           When you are absent from work for more than 7 days, you must provide a medical certificate. When you are absent from work for less than 7 days the Company will require you to produce a self certificate as evidence of your sickness, injury or incapacity.

14.5                           The Company may at its expense at any time (whether or not you are then incapacitated) require you to submit to such medical examinations and test by doctors nominated by the Company and you hereby authorise such doctor(s) to disclose or discuss with the Company and its medical advisors the results of such examinations and tests.

14.6                           In the event of your sustaining an injury caused by a third party from whom you would be entitled to recover damages in respect of the loss of salary, the Company reserves the right to claim a refund of any Company sick pay made to you under this clause during absence due to such injury.

15.                                 Confidential Information

15.1                           You shall not, either during your employment or after its termination, use to the detriment or prejudice of the Company or any Group company or any of their clients or, except in the proper course of your duties, divulge to any person firm or company or otherwise make use of any trade secrets or confidential information which may have come to your knowledge during the course of your employment with the Company or with any Group company including details of any advertising, marketing or promotional campaign which the Company or any Group company is to conduct; any information relating to expansion plans, business strategy, marketing plans and sales forecasts of the Company or any Group company; details of the employees and officers of the Company or any Group company; confidential reports or research commissioned by or provided to the Company or to any Group company; and any information which you are told is confidential or is given in confidence to the Company or any Group company. The foregoing list is not exhaustive.

15.2                           This restriction shall continue fo- apply after the termination of your employment without limitation in time, but shall cease to apply to any information or knowledge which subsequently comes into the public domain, other than by way of unauthorised disclosure by you.

16.                                 Notice

16.1                           Subject to the other terms regarding termination set out in this letter, the Company may terminate your employment at any time without notice and upon so doing, it will make a lump sum payment to you of:

16.1.1                  the gross Salary due for the balance of the Term;

16.1.2                  the gross bonus payments due to you for the balance of the term (calculated using the average bonus payment during the previous years of employment save that for the purposes of calculating the bonus, the minimum annual bonus for these purposes shall be $1.5 million US);

16.1.3                  a payment in lieu of the benefits you would have received (including life assurance, private medical insurance and car allowance) had you remained employed throughout the Term.Alternatively, the Company shall be entitled to continue to provide these benefits during the remainder of the Term; and

16.1.4                  the payment set out in clause 16.2 below.

16.2                           If your employment is not renewed by the Company on or before the expiry of the Term, save where clause 16.1 applies, the Company will pay to you a lump sum payment of:

16.2.1                  50% of your annual gross Salary (calculated at the Salary rate applying at the Termination Date); and

16.2.2                  50% of the previous year’s gross bonus payment.

16.3                           If payable, the sums set out in clauses 16.1 and 16.2 will be paid less statutory deductions, within 28 days of the Termination Date, and will be accepted by you in full and final settlement of any contractual claims arising out of the termination of your employment that you may have against the Company or any Group company.

17.                                 Change of Control

17.1                           If following a Change of Control, changes are made to your role and/or your duties which are detrimental and materially diminish your role and/or your duties, or changes are otherwise made to your role which force you to resign in circumstances that constitute constructive dismissal, then notwithstanding clause 1.3, you may within one year of the Change of Control, elect to give the Company six months written notice to terminate your employment. In those circumstances, the Company will pay to you:

17.1.1                  a sum calculated in accordance with 16.1, save that for the purposes of calculating the bonus, the minimum annual bonus for these purposes shall be $1.5 million US; and

17.1.2                  a sum calculated in accordance with 16.2.

17.2                           If payable, the sum set out in 17.1 will be paid less statutory deductions, within 28 days of the Termination Date, and will be accepted by you in full and final settlement of any contractual claims arising out of the termination of your employment that you may have against the Company or any Group company.

18.                                 Disciplinary and Grievance

18.1                           You will comply with such rules or procedures regarding disciplinary matters as may be published by the Company from time to time. Any such rules or procedures will be of a policy nature only and will not form part of your contract of employment, save as may be required by law.

18.2                           If you have any grievance relating to your employment you should in the first instance refer the matter to the Chairman of Warner Music Group.

19.                                 Termination

19.1                           The Company will be entitled to terminate your employment at any time, without notice, if you:

19.1.1                  have at any time become or are unable properly to perform your duties under this letter by reason of ill health or accident for a period or periods aggregating at least 26, weeks in any period of 52 weeks;

19.1.2                  are guilty of any dishonesty, gross misconduct or wilful neglect of duty or commit any serious breach of a material term of this letter, other than a breach which (being capable of being remedied) is remedied by you within 14 days upon your being called upon to do so in writing by the Board;

19.1.3                  conduct yourself in a manner. materially adverse to the interests of the Company or any Group company;

19.1.4                  have a bankruptcy order made against you or enter into a voluntary arrangement within the meaning of section 253 Insolvency Act 1986;

19.1.5                  are convicted of any criminal offence, other than a minor motoring offence which does not render you unable to discharge your duties;

19.1.6                  notwithstanding the provision of permanent health insurance, become of unsound mind or a patient for the purpose of any statute relating to mental health;

19.1.7                  become prohibited by law from being a company director; or

19.1.8                  resign (at your own choice) as a director of the Company, not being at the request of the Company or the Board.

19.2                           Upon the termination of your employment for whatsoever reason you will:

19.2.1                  deliver to the Company all notes, memoranda and other correspondence, documents, papers, credit cards, motor cars, car keys and other property belonging to the Company or any other Group company or any customer of the Company or any customer of any Group company, which may have been prepared by you or have come into your possession during the course of or as a result of your employment with the Company, and you will not retain any copies of them and will not permit them to be used by any party;

19.2.2                  without prejudice to any of your rights to compensation, damages or otherwise, forthwith upon the request of the Company resign from office as a director of the Company and from all offices held by you in any other company in the Group.

20.                                 Intellectual Property

20.1                           You agree that all rights to all material created in the course of your employment with the Company (including ownership of physical material) shall vest in the Company. In consideration of the Company entering into this letter, you hereby assign the Intellectual Property Rights with full title guarantee to the Company absolutely for as long as such rights subsist (including all renewals, reversions, extensions and revivals of such rights). For the purposes of this Clause “Intellectual Property Rights” shall mean all rights and in the nature of Copyright, or database rights, patent rights, design rights (registered and/or unregistered), rights to trade marks (registered and/or unregistered) and all analogous rights whether now existing or created in the future to which you may now or at any time after the date of this letter be entitled in respect of material created in the course of  your engagement under this letter.

20.2                           You agree that you will, at the discretion of the Company, do all such things and sign and execute all such documents and deeds as may be required to perfect, protect or enforce any of the rights assigned to the Company under this Clause.

20.3                           You herewith irrevocably and unconditionally waive all moral rights to which you may now or at any time in the future will he entitled under the Copyright Designs and Patents Act 1988 (and under any similar laws enforced from time to time throughout the world) in respect of the material created by you in the course of your employment.

21.                                 Restrictions

21.1                           You acknowledge that during your employment, it is likely that you will obtain knowledge of trade secrets, know-how, techniques, methods, lists, computer programs and software and other confidential information relating to the Company, Group companies and their employees and clients. In order to safeguard the goodwill of the Company and all Group companies in connection with their clients and employees, you hereby agree to the restrictions set out in this clause.

21.2                           You agree that:

(a)                                  during your employment and (save in the event that your employment terminates pursuant to clause 17 above and you are required to work out your notice) for a period of 6 months following the termination of your employment you will not engage as a director, principal, partner, consultant or accept employment in a business or concern of whatever kind which competes with the Company (or with any Group company with which you were materially involved in the 12 months before the Termination Date) in the UK, Europe or US;

(b)                                 during your employment and for a period 12 months after the Termination Date you will not either on your own behalf or on behalf of any other firm,

person or company, directly or indirectly solicit or Interfere with or endeavour to entice away from the Company any person, firm or company who is or was during the 12 months preceding the Termination Date a Supplier;

(c)                                  during your employment and for a period 12 months after the Termination Date either on your own behalf or for any other person, firm or company, solicit interfere with or endeavour to entice away from the Company or any Group company any Senior Employee; and

(d)                                 during your employment and for a period of 12 months after the Termination Date, you will not either on your own behalf or on behalf of any other firm, person or company, directly or indirectly solicit or interfere or endeavour to entice away from the Company or any Group company any Client.

21.3                           Each of the sub-paragraphs above constitutes an entirely separate, severable and independent restriction on you.

21.4                           The restrictions contained in this clause are considered reasonable by the parties but in the event that any such restrictions shall be found to be void but would have been valid if some part thereof was deleted, such restrictions shall apply with such modifications that may be necessary to make the restriction necessary and effective. You agree that the said restrictions are reasonable and necessary for the protection of the business of the Company and that they do not work harshly upon you.

22.                                 Data Protection

You consent to the Company or any Group company holding and processing both electronically and manually, the data it collects which relates to you for the purposes of the administration and management of its business. It may also be necessary for the Company to forward such personal information to other offices it may have or to any Group company outside the European Economic Area where such a company has offices or storage for the processing for administrative purposes and you consent to the Company doing so as may be necessary from time to time.

23.                                 Miscellaneous

23.1                           There are no collective agreements in force directly affecting your employment.

23.2                           You hereby irrevocably and by way of security appoint the Company and each Group company now or in the future existing to be your attorney in your name and on your behalf and as your act and deed to sign, execute and do all acts, things and documents which you are obliged to execute and do under the provisions of this letter and you hereby agree forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in the pursuance of this power.

23.3                           This letter replaces all previous written or verbal, express or implied agreements between you and the Company or any Group company relating to your employment or the services provided by you shall be deemed to have been cancelled.

23.4                           The construction, validity and performance of this agreement shall be governed by and construed in accordance with the law of England. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this agreement or the legal relationships established by this agreement.

24.                                 Definitions

24.1                           The “Board” shall mean the Board of Directors of the Company.

24.2                           “Change of Control” shall mean either:

24.2.1                  any sale (by share purchase) of the Company, the Warner Music Group and/or AOL Time Warner or any holding company of the Company (or any holding company of such holding company); or

24.2.2                  the sale of any part of the business of the Company which you were employed in or assigned to or the business of any holding company (or the business of any holding company of such holding company); or

24.2.3                  the merger or acquisition of another music company that results in a substantial change to the size of the Company and leads to changes to the current management structure.

For the purpose of this clause holding company shall have the meaning set out in Section 736 of the Companies Act 1985.

24.3                           “Client” shall mean any person, firm, company or other entity which at any time during the 12 months before your employment terminated was a client or prospective client of the Company or any Group company and with whom you had significant dealings during that period including but not limited to any artist, performer, singer, composer or songwriter contracted to the Company or any Group company;

24.3.1                  for whose exclusive recording, composing or songwriting services the Company or any Group company has made an offer in writing;

24.3.2                  for whom the Company or any Group company distributes any records, videos or other related products in the UK, Europe or the US;

24.3.3                  to whom to Company or any Group company has made an offer in writing for the rights to distribute any records, videos or other related products, in the UK, Europe or US.

24.4                           “Group company” shall mean any company which for the time being is a holding company (as defined by Section 736 of the Companies Act 1985) of the Company or any subsidiary (as defined by Section 736 of the Companies Act 1985) of the Company or of any holding company of the Company.

24.5                           “Senior Employee” shall mean any employee of the Company or any Group company working in a senior capacity and with whom you had material dealings during the 12 month period prior to the termination of your employment.

24.6                           “Supplier” shall mean any person, firm or company or other entity whom or which at any time during the 12 months before your employment terminates was a supplier or prospective supplier of the Company or any Group company and with whom you had significant dealings.

24.7                           “Termination Date” shall mean the date your employment ends.

Please sign the enclosed copy of this letter to confirm that you have received and that you accept the terms and conditions of employment set out in this letter and agree to be bound by them.

Yours sincerely,

/s/ [ILLEGIBLE]

A director duly authorised for and on behalf of
Warner Music International Services Limited

In witness of which this letter has been executed as a Deed by the parties or their duly authorised representatives on the date above written.

[I acknowledge receipt of this letter of appointment and confirm my acceptance of its terms.

Signed and delivered as a Deed	)
by Paul-René Albertini	)
in the presence of:	)

Witness signature:	/s/ Kate Styles

Witness name:	KATE STYLES

Witness address:	173 ST ANN’S HILL
London SW18 2RX

Witness occupation: ]	PERSONAL ASSISTANT

Warner Music International Services Ltd. 83 Baker Street London W1M 2LA Telefax: 020 7535 9001 Telephone: 020 7535 9000

Paul-René Albertini

28 Tennyson House

7 Culford Gardens

London

SW3 2SX

28 November 2002

Dear Paul-René,

I refer to the letter of appointment confirming your appointment as President of Warner Music International with effect from 1st October 2002 which we have signed today.

I confirm that with effect from 1st December WMIS will pay to you in each year 15.4% of your current salary under your previous contract with WEA Europe Inc. ($650,000 US) less the UK pensionable earnings cap, which is currently £97,200 (that is $650,000 – £97,200 x 15.4%) which equals $85,131.20 US. This will be paid monthly less statutory deductions, together with your salary.

Please indicate your acceptance of these arrangements by signing and returning to us the enclosed copy of this letter.

Yours sincerely,

/s/ [ILLEGIBLE]

For and on behalf of
Warner Music International Services Limited

Agreed	/s/ [ILLEGIBLE]

Dated            28/11/02

1

Warner Music International,

A Division of Warner Communications Inc.

75 Rockefeller Plaza

New York

NY 10019

Paul Rene Albertini
28 Tennyson House
7 Culford Gardens
London
SW3 2SX

27 November 2002

Dear Paul Rene

I refer to the letter of appointment dated 1st December 2000 with us, Warner Music International, a division of Warner Communications Inc. I confirm that as agreed, this is to terminate with effect from close of business on 30 November 2002.

The letter of appointment dealing with your appointment as President will detail your bonus entitlement in your new role. In the meantime, I confirm that the bonus payable by Warner Music International for the financial year 1st December 2001 to 30 November 2002 will be no less than $583,333 US.

Your sincerely,

/s/ [ILLEGIBLE]
For and on behalf of
Warner Music International
a division of Warner Communications Inc.

1

WEA Europe Inc.

75 Rockefeller Plaza

New York

NY 10019

Paul Rene Albertini
28 Tennyson House
7 Culford Gardens
London
SW3 2SX

27 November 2002

Dear Paul Rene

I refer to the letter of appointment dated 1st December 2000 with us, WEA Europe Inc. I confirm that as agreed, this is to terminate with effect from close of business on 30 November 2002.

The letter of appointment dealing with your appointment as President will detail your bonus entitlement in your new role. In the meantime, I confirm that the bonus payable by WEA for the financial year 1st December 2001 to 30 November 2002 will be no less than $1,166,667 US.

Your sincerely,

/s/ [ILLEGIBLE]
For and on behalf of
WEA Europe Inc

1